Exhibit 99.1

For immediate release

For information, contact:

Mark Polzin, 314.982.1758

EMERSON NAMES HEINZ CEO WILLIAM JOHNSON

TO BOARD OF DIRECTORS

ST. LOUIS, May 8, 2008 – William R. Johnson, chairman, president and chief executive officer of H.J. Heinz Company (NYSE:HNZ), has been elected to Emerson’s (NYSE:EMR) board of directors, it was announced today by David N. Farr, chairman, CEO and president.

Mr. Johnson, who has served as Heinz’s CEO since April 1998, heads a global company with $10 billion in annual sales and leading brands in more than 200 countries.

“We are very pleased Bill has agreed to join Emerson’s board,” Farr said. “His experience and strong leadership in managing international operations and global brands will bring a valuable perspective to the company as we continue to grow around the world.”

Mr. Johnson joined Heinz in 1982 as general manager. In 1984 he was promoted to vice president-marketing and was named president and CEO of Heinz Pet Products in 1988. In 1992, he assumed leadership of Star-Kist Foods, Inc., and in 1993 he was named senior vice president of Heinz and joined the company's Board of Directors. His responsibilities included Heinz operations in Asia/Pacific, including Australia, New Zealand, China, Thailand and South Korea. Before taking his current post, Mr. Johnson had been named president and chief operating officer in June 1996 and became president and CEO in April 1998.

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Johnson to EMR Board - Add One

Mr. Johnson earned his undergraduate degree from UCLA and his MBA from the University of Texas. He is a member of the Board of Directors of the Grocery Manufacturers of America and is an active member of the University of Texas McCombs School of Business advisory council. Mr. Johnson was inducted into the Hall of Fame at the McCombs School of Business at the University of Texas in 2007.

Mr. Johnson will serve on the Emerson board’s compensation committee, and will stand for election at the Company’s 2009 Annual Meeting of Stockholders.

About Emerson

Emerson (NYSE: EMR), based in St. Louis, is a global leader in bringing technology and engineering together to provide innovative solutions to customers through its network power, process management, industrial automation, climate technologies, and appliance and tools businesses. For more information, visit Emerson.com.

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